EXHIBIT 23.1

Chang G. Park, CPA, Ph. D. t 2667 CAMINO DEL RIO SOUTH SUITE B t SAN DIEGO t CALIFORNIA 92108 t t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 764-5480 t E-MAIL changgpark@gmail.com t

September 14, 2010

To Whom It May Concern:

We consent to the inclusion in the registration statements on Form 10-Q of Dot VN Inc. of our report dated on September 14, 2010, with respect to the unaudited interim financial statements of Dot VN Inc., included in Form 10-Q for the period ended July 31, 2010.

Very truly yours,

/s/Chang G. Park
____________________________
Chang G. Park, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board

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